Exhibit 99.1

Encision Reports Second Quarter Fiscal Year 2016 Results

BOULDER, Colo., Oct. 28, 2015 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2016 second quarter that ended September 30, 2015.

The Company posted quarterly net revenue of $2.300 million for a quarterly net loss of $184 thousand, or $(0.02) per share. These results compare to net revenue of $2.279 million for a net loss of $414 thousand, or $(0.04) per share, in the year-ago quarter. Gross margin on net revenue was 51 percent in the fiscal 2016 second quarter and 47 percent in the fiscal 2015 second quarter. Gross margin on net revenue was higher in the fiscal 2016 second quarter as a result of a price increase that was established during the quarter, lower scrap costs and lower costs in manufacturing operations. The increase in gross margins was partially reduced by higher material costs.

The Company posted six months net revenue of $4.755 million for a six months net loss of $398 thousand, or $(0.04) per share. These results compare to net revenue of $4.756 million for a net loss of $617 thousand, or $(0.06) per share, in the year-ago six months. Gross margin on net revenue was 49.5 percent in the fiscal 2016 six months and 48.3 percent in the fiscal 2015 six months. Gross margin on net revenue was higher in the fiscal 2016 six months as a result of lower scrap costs and lower costs in manufacturing operations. The increase in gross margins was partially reduced by higher material costs.

"We continue to execute against our plan and the results are both evident and encouraging. We are proud of our employees' efforts in reducing costs while maintaining high levels of quality and productivity. As a result, our operating loss was reduced to $122 thousand in this year's quarter as compared to $364 thousand in last year's quarter, on similar net revenue," said Greg Trudel, President and CEO. "Based upon further effectiveness in our manufacturing operations, we expect that gross margin will improve modestly in our third quarter. Our efforts to build awareness of the risks of potentially deadly stray energy in laparoscopy are slowly but surely building momentum with a number of new account conversions, contract conversations, and a growing sales pipeline. Our disposable monitor, the AEM EndoShield® Burn Protection System is now the standard of care in a number of accounts and continues to deliver increasing results and new levels of patient safety."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2015 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	September 30, 2015	March 31, 2015
ASSETS
Cash and cash equivalents	$ 113	$ 259
Accounts receivable, net	871	965
Inventories, net	1,974	2,338
Prepaid expenses	125	109
Total current assets	3,083	3,671
Equipment, net	637	777
Patents, net	256	258
Other assets	16	20
Total assets	$ 3,992	$ 4,726
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	464	676
Accrued compensation	234	262
Other accrued liabilities	270	325
Lease and deferred rent payable – short-term	30	30
Total current liabilities	998	1,293
Line of credit – long-term	—	64
Lease and deferred rent payable – long-term	86	101
Total liabilities	1,084	1,458
Common stock and additional paid-in capital	23,646	23,608
Accumulated (deficit)	(20,738)	(20,340)
Total shareholders' equity	2,908	3,268
Total liabilities and shareholders' equity	$ 3,992	$ 4,726

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net revenue	$ 2,300	$ 2,279	$ 4,755	$ 4,756
Cost of revenue	1,120	1,204	2,401	2,458
Gross profit	1,180	1,075	2,354	2,298
Operating expenses:
Sales and marketing	630	701	1,326	1,384
General and administrative	366	380	733	751
Research and development	306	358	590	673
Total operating expenses	1,302	1,439	2,649	2,808
Operating loss	(122)	(364)	(295)	(510)
Interest and other expense, net	(62)	(50)	(103)	(107)
Loss before provision for income taxes	(184)	(414)	(398)	(617)
Provision for income taxes	––	––	––	––
Net loss	$ (184)	$ (414)	$ (398)	$ (617)
Net loss per share—basic and diluted	$ (0.02)	$ (0.04)	$ (0.04)	$ (0.06)
Weighted average number of shares—basic and diluted	10,673	10,673	10,673	10,673